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                                                                  EXHIBIT (m)(5)

                              VAN KAMPEN FUNDS INC.

                         SHAREHOLDER SERVICING AGREEMENT


     This Agreement is entered into as of the _____day of _____, 200__, by and between Van Kampen Funds Inc. (the "Company") and the undersigned (the "Financial Intermediary").

     WHEREAS, the Company is the principal underwriter of certain open-end investment companies (hereinafter individually the "Fund" or collectively the "Funds"); and

     WHEREAS, each respective Fund has adopted a Service Plan (the "Service Plan") relating to such Fund, the Service Plan being described in the Fund's Prospectus and Statement of Additional Information; and

     WHEREAS, each respective Fund's Service Plan authorizes the Company to enter into shareholder service and maintenance agreements such as this Agreement with financial intermediaries selected by the Company, and the Financial Intermediary has been so selected; and

     WHEREAS, each respective Fund's Service Plan authorizes the Company to make payments at a rate specified in an agreement such as this Agreement varying directly with the aggregate average daily net asset value of shares of each respective Fund serviced by such financial intermediary on or after the effective date of this Agreement, as determined pursuant to Section 3 hereof, and held at the close of each day in accounts of clients or customers serviced by a particular financial intermediary, such amount being referred to herein as the "Holding Level"; for purposes of calculating the Holding Level, shares of such Fund which are redeemed or otherwise disposed of from any account existing prior to such effective date shall be deemed to have been shares sold prior to such effective date to the extent of the number of shares held in such account immediately after the close of business on the day prior to such effective date.

      NOW, THEREFORE, the Company and the Financial Intermediary agree as follows:

         1. Subject to continuing compliance with its obligations pursuant to
Section 2 hereof, the Financial Intermediary shall be entitled to service fee payments, if any, to be paid by the Company at the annual percentage rate of the Holding Level set forth from time to time in the then current Prospectus of the Fund on a quarterly basis (prorated for any portion of such period during which this Agreement is in effect for less than the full amount of such period); it is understood and agreed that the Company may make final and binding determinations as to whether such continuing compliance and as to whether or not any Fund shares are to be considered in determining the Holding Level of any particular financial intermediary and what Fund shares, if any, are to be attributed to such purpose to a particular financial intermediary, to

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a different financial intermediary or to no financial intermediary. Payments shall be made to the Financial Intermediary named above and portions of the payments may be, in the discretion of the Financial Intermediary, paid over to individual registered representatives of said Financial Intermediary to whom there have been assigned accounts of clients or customers serviced by the Financial Intermediary with respect to which the respective Holding Level was determined.


         2. In consideration for the service fee payments to be made in accordance with Section 1 hereof, the Financial Intermediary shall provide to its clients or customers who hold shares of each respective Fund with respect to which payments to the Financial Intermediary may be made under such Fund's Service Plan such services and other assistance as may from time to time be reasonably requested by the Company (which services and assistance shall not constitute distribution services primarily intended to result in the sale of Fund shares), including but not limited to answering inquiries regarding the Fund, providing information programs regarding the Fund, assisting in selected dividend payment options, account designations and addresses and maintaining the investment of such customer or client in the Fund.


         3. The Company shall have the right at any time and from time to time without notice to the Financial Intermediary to amend its Prospectus with respect to the amount of the service free to be paid pursuant hereto. Such amendments shall be effective as of the date of the amended Prospectus.


         4. This Agreement shall go into effect on the later of the date set forth above or the date on which it is approved by a vote of each Fund's Board of Directors (or Trustees, as the case may be), and of those Directors/Trustees (the "Qualified Directors/Trustees") who are not interested persons (as defined in the 1940 Act), of the Fund and have no direct or indirect financial interest in the operations of the Service Plan or any agreement related to the Service Plan cast in person at a meeting called for the purpose of voting on this Agreement and shall continue in effect (unless terminated) until the June 30th next succeeding such effective date and will continue thereafter only if such continuance is specifically approved at least annually in the manner heretofore specified for initial approval. This agreement will terminate automatically in the event of its assignment or if the Service Plan is terminated. This Agreement may also be terminated at any time, without the payment of any penalty, on sixty
(60) days written notice to the Financial Intermediary, by vote of a majority of the Qualified Directors/Trustees or by vote of a majority (as that term is used in the Rule) of the outstanding voting securities of the Fund.


         5. The Financial Intermediary agrees that it shall provide only shareholder services pursuant to this agreement and that it shall not provide distribution services primarily intended to result in the sale of Fund shares; moreover, the Financial Intermediary agrees to indemnify and hold harmless the Company and the Funds for all liability, damages, losses and expenses (including legal fees and expenses) arising from any determination that the Financial



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Intermediary's services provided hereunder are distribution services primarily intended to result in the sale of Fund shares or that the Financial Intermediary must be registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, in order to provide such services.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


VAN KAMPEN FUNDS INC.


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By:
Title:


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Financial Intermediary Firm Name     Financial Intermediary Firm Address


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By:
Title:




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